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                                                                     Exhibit 4.1

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

       This Amendment No. 4 (this "Amendment") to the Rights Agreement dated as of January 26, 1998, as amended by Amendment No. 1 dated as of February 17, 1999, Amendment No. 2 dated as of March 20, 2001 and Amendment No. 3 dated as of May 25, 2001 (as amended, the "Rights Agreement") by and between Open Market, Inc., a Delaware corporation (the "Company") and Fleet National Bank (formerly known as BankBoston, N.A.), a national banking association, as Rights Agent (the "Rights Agent"), is entered into by the Company and the Rights Agent as of August 15, 2001. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

       WHEREAS, no Stock Acquisition Date has occurred;

       WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof if the Company so directs;

       WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "divine Merger Agreement"), among divine, inc., a Delaware corporation ("divine"), [Merger Sub Inc.], a Delaware corporation and a direct wholly-owned subsidiary of divine, and the Company;

       WHEREAS, the Board of Directors of the Company has determined that the divine Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the divine Merger Agreement), are fair to and in the best interests of the Company and its shareholders; and

       WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the divine Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the divine Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment.

       NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

       1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

       "(a) "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 18% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (v) an Exempted Person. Notwithstanding anything in this Rights Agreement to the contrary, neither divine, inc., a Delaware corporation ("divine"), nor DI1 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of

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divine ("Sub") nor any of divine's Affiliates or Associates shall become an
Acquiring Person as a result of the approval, execution, delivery or performance of (i) the Agreement and Plan of Merger, dated as of August 15, 2001, among divine, Sub and the Company (as it may be amended or supplemented from time to time, the "divine Merger Agreement"), (ii) the Company Stockholders Agreements (as defined in the divine Merger Agreement), as such Company Stockholders Agreements may be amended or supplemented from time to time with the consent of the Company, (iii) the Credit Agreement, dated as of August 15, 2001, between the Company and divine (the "Credit Agreement") or (iv) the consummation of the transactions contemplated thereby, including the Merger (as defined in the divine Merger Agreement) or the conversion of outstanding Loans (as defined in the Credit Agreement) and accrued and unpaid interest thereon into Common Stock in accordance with the terms of the Credit Agreement (such approval, execution, delivery, performance and consummation being referred to herein as the "Permitted Events"). Notwithstanding any of the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 18% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 18% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person"."

       2. Section 1(dd) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Event."

       3. Section 1(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

       "(ii) "Exempted Person" shall mean (i) The Palladin Group, L.P. and Gleneagles Fund Company, and each of their respective Affiliates and Associates (collectively, the "Palladin Entities"), unless and until such time as the Palladin Entities directly or indirectly become the Beneficial Owner of Common Stock in excess of the Palladin Exempt Threshold. For purposes of this Agreement, the Palladin Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of that percentage of shares of Common Stock then outstanding represented by shares received (A) as a dividend on or as a result of any conversion or redemption of, shares of the Company's Series E 6% Cumulative Convertible Preferred Stock,

                                      -2-

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$.10 par value per share, (B) pursuant to the Purchase Agreement, dated as of
March 20, 2001, between the Company and certain of the Palladin Entities, and the agreements referred to therein including the Registration Rights Agreement, the Common Stock Warrant and the Adjustment Warrant, each dated as of March 20, 2001, or (C) pursuant to the Waiver and Modification Agreement, dated as of August 16, 2001, between the Company and certain of the Palladin Entities, and
(ii) Theddingworth International Limited and its Affiliates and Associates (collectively, "Theddingworth"), unless and until such time as Theddingworth directly or indirectly becomes the Beneficial Owner of Common Stock in excess of the Theddingworth Exempt Threshold. For purposes of this Agreement, the Theddingworth Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of that percentage of shares of Common Stock then outstanding represented by shares received pursuant to the Common Stock Purchase Agreement, dated as of May 25, 2001, between the Company and Theddingworth, and the agreements referred to therein including the Registration Rights Agreement, the Escrow Agreement and the Stock Purchase Warrant, each dated as of May 25, 2001."

       4. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

       "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Event."

       5. Section 1(o) of the Rights Agreement is hereby amended by deleting it and replacing it with the following:

       "(o) "Final Expiration Date" shall mean the earlier of (x) January 26, 2008 and (y) the closing of the transactions contemplated by the divine Merger Agreement."

       6. Section 15 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

"Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with a Permitted Event."

       6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

       7. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

       8. This Amendment shall be deemed effective as of the date first set forth above and immediately prior to the execution of the divine Merger Agreement. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the

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Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

       9. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       10. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.



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       IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to the
Rights Agreement to be executed in counterparts as of the date first written above.

ATTEST:                                  OPEN MARKET, INC.


/s/ Edward Durkin                        By: /s/ Harland LaVigne
-----------------------------------         -----------------------------------
Name:  Edward Durkin                        Name:  Harland LaVigne
Title: Chief Financial Officer              Title: Chairman of the Board and
                                                   Chief Executive Officer


[Seal]


ATTEST:                                  FLEET NATIONAL BANK


/s/ Vina LaFontant                       By: /s/ Carol Mulvey-Eori
-----------------------------------         -----------------------------------
Name:  Vina LaFontant                       Name:  Carol Mulvey-Eori
Title: Account Manager                      Title: Directing Manager


[Seal]